Exhibit 10.28

SERIES F-1 PREFERRED SHARE PURCHASE AGREEMENT

by and among

QINIU LIMITED

THE PURCHASER SET FORTH IN SCHEDULE A

and

EACH OF THE PERSONS SET FORTH IN SCHEDULE B

dated as of

October 10, 2019

SCHEDULES AND EXHIBITS

Schedule A	The Purchaser
Schedule B	List of Founders, HK Co. and PRC Subsidiaries
Schedule C	Subscription Shares
Schedule D	Representations and Warranties of Warrantors
Schedule E	Representations and Warranties of Purchaser
Schedule F	Disclosure Schedule
Schedule G	Capitalization of the Company
Schedule H	List of Key Employees
Schedule I	Notice

Exhibit A	Form of Restated Articles X
Exhibit B	Form of Shareholders’ Agreement
Exhibit C	Form of Compliance Certificate

i

SERIES F-1 PREFERRED SHARE PURCHASE AGREEMENT

This SERIES F-1 PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 10, 2019, by and among:

(1)                                 Qiniu Limited, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Company”);

(2)                                 The Purchaser set forth in Schedule A (the “Purchaser”);

(3)                                 Each of the Persons set forth in Schedule B-1 (collectively, the “Founders” and each, a “Founder”);

(4)                                 The Person set forth in Schedule B-2 (the “HK Co.”); and

(5)                                 Each of the Persons set forth in Schedule B-3 (collectively, the “PRC Subsidiaries” and each, a “PRC Subsidiary”).

The above parties are collectively referred to as the “Parties”, and each, a “Party”.

W I T N E S S E T H:

WHEREAS, the Company is in the business of cloud computing and the Purchaser intends to make a long-term investment in the Company to produce synergies and in turn better products and services.

WHEREAS, the Company is a limited liability company incorporated under the Laws of the British Virgin Islands on May 23, 2011.

WHEREAS, the Company beneficially and directly holds one hundred percent (100%) of the outstanding shares of the HK Co., which owns one hundred percent (100%) of the equity securities of the WFOE, which in turn Control (as defined below) each of the Domestic Companies through the Control Documents (as defined below).

WHEREAS, the Company, the HK Co., the PRC Subsidiaries, the Founders, BOCOM International Asset Management Limited and Qiniu BOCOM International No.1 Equity Fund entered into a Series F Preferred Share Purchase Agreement on October 25, 2018, in connection with the subscription and purchase by BOCOM International Asset Management Limited and Qiniu BOCOM International No.1 Equity Fund of certain Series F Preferred Shares in the Company (the “Series F Financing”).

WHEREAS, at the Closing (as defined below), the Company desires to issue, allot and sell to the Purchaser, and the Purchaser desires to subscribe for and purchase from the Company, certain Series F-1 Preferred Shares (the “Subscription Shares”, the details of such shares are set forth in Schedule C) pursuant to the terms and subject to the conditions set forth in this Agreement (the “Series F-1 Financing”).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  Certain Defined Terms.

(a)                                         As used in this Agreement, the following terms shall have the following respective meanings:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person; and in particular, (a) with respect to any natural person, any of his/her spouses, lineal descendants (including by adoption), siblings, parents, step-parents, siblings of parents, siblings of step-parents, estates or heirs of any of them or Affiliates of, or trusts created for the benefit of, any of the foregoing, as applicable; and (b) with respect to any Person other than a natural person, (x) any shareholder, director, supervisor or member of senior management thereof or any of their respective Affiliates; and (y) to the extent any Person referred to in (x) is a natural person, his/her Affiliates as set out in (a) above.

“Anti-Corruption Laws” means anti-bribery or anti-corruption related laws or regulations that are applicable to Business of Group Company, including but not limited to laws and regulations relating to anti-corruption and anti-commercial bribery in China, the amended U.S. Foreign Corrupt Practice Act of 1977, as well as applicable anti-bribery or anti-corruption laws of other countries.

“Big Four Firm” means any of Deloitte Touche Tohmatsu, Ernst & Young, KPMG and PricewaterhouseCoopers, including their local Affiliates.

“Board” means the board of directors of the Company.

“Business” means the business which is from time to time conducted by the Group Companies (or any Group Company as the context otherwise requires).

“Business Day” means any day, other than a Saturday, Sunday or other day on which the commercial banks in Cayman Islands, British Virgin Islands, Hong Kong or PRC are authorized or required to be closed for the conduct of regular banking business.

“Claims” means administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Companies Act” means the Business Companies Act (2004) of the British Virgin Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Company Competitor” has the meaning given to it in the Shareholders’ Agreement.

“Control”, “Controls”, “Controlled” (or any correlative term) means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.

“Control Documents” means the following set of contracts entered into by the WFOE with each of the Domestic Companies and its shareholders or issued by other related parties: an Exclusive Technology Consulting and Service Agreement, an Equity Pledge Agreement, a Share Option Agreement, an Operating Agreement, a Power of Attorney and a Spouse Consent Letter, as may be amended and/or supplemented.

“Circular 37” means the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Offshore Financing, Investment and Roundtrip Investment through Special Purpose Companies by PRC Residents (《关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》) and its successor regulations, implementing rules and guidelines under the Laws of the PRC.

“Disclosure Schedule” means the schedule provided by the Warrantors to the Purchaser, attached as Schedule F of this Agreement, for the purpose of qualifying the representations and warranties of the Warrantors under Article III of this Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Force Majeure” means any event, cause or circumstance preventing the performance by a Party of an obligation hereunder, which is beyond the reasonable control of the Parties hereto, and which the Parties could not (i) have foreseen as of the date hereof; and (ii) by the exercise of due diligence, have been able to avoid and overcome the occurrence and consequences thereof, and includes, without limitation, earthquake, typhoon, flood, or other acts of nature, fire, explosion, embargo, strikes, riots, war, or epidemic.

“Governmental Authority” means (i) any national, provincial, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; (ii) any public international organization; (iii) any agency, division, bureau, department or other sector of any government, entity or organization described in the foregoing subsection (i) or (ii) of this definition; or (iv) any state-owned or state-controlled enterprise or other entity owned or controlled by any government, entity or organization described in the foregoing subsection (i), (ii) or (iii) of this definition.

“Governmental Order” means (i) officers, employees and other persons (regardless of seniority) working in an official capacity on behalf of any branch of a government (e.g., legislative, administrative, judicial, military or public education departments) at any level (e.g., county and municipal level, provincial or central level), or any department or agency thereof; (ii) political party officials and candidates for political office; (iii) directors, officers and employees of state-owned, state-controlled or state-operated enterprises; (iv)

officers, employees and other persons working in an official capacity on behalf of any public international organization (regardless of seniority), e.g., the United Nations or the World Bank; or (v) close relatives of persons identified above (e.g., parents, children, spouse and parents-in-law), close friends and business partners.

“Group Companies” means the Company, the HK Co., the PRC Subsidiaries and any other Person Controlled by the Company from time to time, and “Group Company” means any of them.

“Group Companies’ M&A” means the memorandum and/or articles of association or other constitutional documents (as the case may be) of each Group Company.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Intellectual Property” means (a) patents, patent applications and statutory invention registrations; (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith; (c)mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof; and (d) confidential and proprietary information, including trade secrets, know-how and invention rights.

“Key Employees” means each of the Persons listed in Schedule H.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over a Party hereto or a Person contemplated hereby.

“Leased Real Property” means the Real Property leased by any Group Company as a tenant.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means any change, circumstance, event, occurrence, condition or effect that, (a) when taken together with any other changes, circumstances, events, occurrences or conditions, is, or is reasonably likely to be, materially adverse to the business, prospects, assets, Liabilities, condition (financial or otherwise) or results of operations of any Group Company, individually, or the Group Companies taken as a whole; or (b) would prohibit or materially restrict or delay the performance of this Agreement or the consummation of any transactions contemplated thereby.

“ODI Approval” means the registrations, approvals and filings with competent Governmental Authorities in PRC in relation to outbound direct investment of enterprises.

“Ordinary Shares” means the ordinary shares, par value US$0.0001 per share,

in the share capital of the Company.

“Person” means any natural person, any partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“PRC” or “China” means the People’s Republic of China (excluding, for the purpose of this Agreement, Hong Kong, the Macao Special Administrative Region and Taiwan).

“Preferred Shares” means the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares, Series E-1 Preferred Shares, Series E-2 Preferred Shares, Series F Preferred Shares and Series F-1 Preferred Shares.

“Real Property” means all land, buildings and other structures, fixed facilities or improvements currently located thereon, and all fixtures, indivisible systems, equipment that is/are the subject of ownership, lease, occupation or use by any Group Company.

“Receivables” means any and all accounts receivable, notes, other receivables and other amount, and any unpaid financial costs to be calculated in respect of such amount, to be collected from third parties (including, without limitation, the customers and employees) arising out of the operation of the Business (whether or not arising during the ordinary course of business).

“Restated Articles X” means the tenth amended and restated memorandum and articles of association of the Company in the form attached hereto as Exhibit A, to be adopted in accordance with applicable Law on or before the Closing and which shall be in full force and effect as of the Closing.

“RMB” means Renminbi, the lawful currency of the PRC.

“SAFE” means the State Administration of Foreign Exchange of the PRC or its duly authorized local branch, as the case may be, or any successors thereto.

“Series A Preferred Shares” means the Series A Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series A Preferred Share”.

“Series B Preferred Shares” means the Series B Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series B Preferred Share”.

“Series C Preferred Shares” means the Series C Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series C Preferred Share”.

“Series D Preferred Shares” means the Series D Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series D Preferred Share”.

“Series E-1 Preferred Shares” means the Series E-1 Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series E-1 Preferred Share”.

“Series E-2 Preferred Shares” means the Series E-2 Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series E-2 Preferred Share”.

“Series F Preferred Shares” means the Series F Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series F Preferred Share”.

“Series F-1 Preferred Shares” means the Series F-1 Convertible Redeemable Preferred Shares of the Company, par value US$0.0001 per share, and each a “Series F-1 Preferred Share”.

“Shareholders’ Agreement” means the Ninth Amended and Restated Shareholders’ Agreement in the form attached hereto as Exhibit B to be entered into by the Warrantors and the Purchaser and all then existing shareholders of the Company, which will take effect as of the Closing.

“Share Plan” or “ESOP” means any stock option plan or equity incentive plan adopted by any Group Company from time to time in relation to the grant or issue of shares, stock options or any other securities to its employees, officers, directors, consultants and/or other eligible persons.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (or comparable Laws in jurisdictions other than the United States).

“Social Security Benefits” means any schedule or arrangement that provides for the payment for any social insurance, pension insurance, medical insurance, work-related injury insurance, maternity insurance, unemployment insurance and public housing reserve fund or the alike, in each case as required by any applicable Law for the benefit of employees.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, Social Security Benefits, workers’ compensation, unemployment compensation, or net worth; penalties and interest for late payment in connection with tax under-payments imposed by any Government Authority; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

“Transaction Documents” means this Agreement, the Shareholders’ Agreement, the Restated Articles X and any other agreements, instruments or documents entered into in connection with this Agreement.

“US$” means United States dollars, the lawful currency of the United States of America.

“Warrantors” means the Founders, and the Group Companies, and “Warrantor” means any of them.

“Warrantors’ Knowledge” means what the Warrantors actually know or, after due inquiry, would reasonably be expected to know as of the date of this Agreement or as of the Closing.

(b)                                         Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Breach	8.01
Closing	2.03
Closing Date	2.03
Code	5.08(a)
Company	Preamble
Domestic Companies	Schedule B-3
Founders	Preamble
Guaranteed Obligations	9.19
HK Co.	Preamble
HKIAC	9.14(c)
Indemnifiable Loss	8.01
Indemnitee	8.01
Long Stop Date	7.02(a)
Party, Parties	Preamble
PRC Subsidiaries	Preamble
Purchaser	Preamble
Relevant Period	5.07(a)
Series F Financing	Preamble
Series F-1 Financing	Preamble
Shanghai Company-1	Schedule B-3
Subscription Shares	Preamble
Subscription Price	2.02
Termination Date	7.03
WFOE	Schedule B-3

SECTION 1.02  Principles of Construction.

(a)                                          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                          The words “include,” “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of similar import.

(c)                                           Unless the context clearly requires otherwise, “or” is not exclusive.

(d)                                          Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to the Closing and (so far as liability thereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

(e)                                           References to the Preamble, Recitals, Clauses, Schedules and Exhibits are to the preamble, recitals and clauses of and schedules and exhibits to this Agreement.

(f)                                            The headings are for convenience only and shall not affect the interpretation hereof.

(g)                                           Unless the context clearly otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate.

(h)                                          Any document expressed to be in “agreed form” means a document in or substantially in the form approved by, and signed for identification purposes by or on behalf of, the Parties.

(i)                                              This Agreement and the Transaction Documents are the result of negotiations between, and have been reviewed by, the respective parties to each such agreement.  Accordingly, each such agreement shall be deemed to be the product of all parties thereto, and there shall be no presumption that an ambiguity should be construed in favor of or against any of the parties, as the case may be, thereto solely as a result of such party’s actual or alleged role in the drafting of any such agreement.

(j)                                             Any reference in this Agreement to this Agreement or a Transaction Document shall include any schedules and exhibits attached thereto and shall include that agreement as amended, modified or supplemented from time to time and any document which amends, modifies or supplements such agreement.

ARTICLE II

SUBSCRIPTION FOR SUBSCRIPTION SHARES

SECTION 2.01  Authorization.  As of the Closing, the Company shall authorize the issuance and delivery of 14,949,256 Series F-1 Preferred Shares to the Purchaser pursuant to the terms and conditions of this Agreement.

SECTION 2.02  Subscription for Subscription Shares(a)                                      .

Subject to the terms and conditions of this Agreement, the Purchaser agrees to subscribe for and purchase from the Company at the Closing, and the Company agrees to issue and allot to the Purchaser at the Closing, such number of Series F-1 Preferred Shares as set forth opposite the Purchaser’s name in the relevant column with the heading “Number of

Subscription Shares” in Schedule C at a price of US$3.344648 per Series F-1 Preferred Share, amounting to the aggregate subscription price amount payable by the Purchaser as set forth opposite its name in the relevant column with the heading “Subscription Price” in Schedule C (such aggregate subscription price payable by the Purchaser is referred to as the Purchaser’s “Subscription Price”).

SECTION 2.03  Closing.

The consummation of the sale and issuance of 14,949,256 Series F-1 Preferred Shares with respect to the Purchaser (the “Closing”) shall take place remotely through exchanging the required documents on a date specified by the Company and the Purchaser, or at such other time and place as the Company and the Purchaser jointly agree upon (the “Closing Date”), which date shall be no later than the date on which all of the conditions set forth in Sections 6.01 and 6.02 hereof has been satisfied or waived.

SECTION 2.04  Deliveries by Warrantors at the Closing.

At the Closing, the Warrantors shall deliver or cause to be delivered to the Purchaser:

(a)                                          a scanned copy of an updated register of members of the Company, showing the Purchaser as the holder of 14,949,256 Series F-1 Preferred Shares at the Closing, certified as a true and correct copy by the Company’s registered agent;

(b)                                          a scanned copy of an updated register of directors of the Company, showing the appointment of the Director appointed by the Purchaser as a director of the Company, certified as a true and correct copy by the Company’s registered agent;

(c)                                           a scanned copy of a duly executed share certificate (with the original(s) to be delivered within twenty (20) Business Days following the Closing) delivered to the Purchaser evidencing ownership of 14,949,256 Series F-1 Preferred Shares;

(d)                                          copies of the resolutions duly and validly adopted by the Board and the shareholders of the Company evidencing the appointment of the Person nominated by the Purchaser as a director of the Company in the manner contemplated by the Shareholders’ Agreement and the approval of the issuance of the Subscription Shares;

(e)                                           the scanned copies of the Legal Opinions;

(f)                                            such other documents as the Purchaser may reasonably request to evidence the issuance of the Subscription Shares to the Purchaser, the satisfaction of the conditions set forth in Section 6.01, and the performance of the obligations of the Warrantors hereunder.

SECTION 2.05  Deliveries by Purchaser at the Closing.  Within ten (10) Business Days after the Closing, the Purchaser shall cause the Subscription Price payable by it to be paid by wire transfer in immediately available funds in US$ to a bank account designated by the Company by written notice to such Purchaser, which notice shall be delivered no later than two (2) Business Days prior to the Closing Date.  All bank charges and related expenses for remittance and receipt of funds shall be for the account of the Company, which shall be fully controlled by the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WARRANTORS

The Warrantors, jointly and severally, represent and warrant to the Purchaser that the statements contained in Schedule D attached hereto are true, correct, complete and not misleading in all respects with respect to each Warrantor on and as of the date hereof and the Closing Date (with the same effect as if made on and as of the date of the Closing), except as set forth on the Disclosure Schedule as the Company may reasonably amend prior to or on the Closing Date, which exceptions shall be deemed to be representations and warranties as if made hereunder. The Legal Due Diligence Report made by JunHe Law Offices dated June 26, 2018, the Financial Due Diligence Report made by KPMG dated July 24,2018 and December 28, 2018 shall be true, correct, complete and not misleading in all respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to each of the Company and the Founders that the statements contained in Schedule E attached hereto are true, correct, complete and not misleading on and as of the date hereof and the Closing Date (with the same effect as if made on and as of the date of the Closing).

ARTICLE V

COVENANTS

SECTION 5.01  Conduct of Business.  From the date of this Agreement until the Closing Date, save as contemplated by the Transaction Documents or with the prior written consent of the Purchaser, the Warrantors shall procure that none of the Group Companies shall take any action or effect any change set forth in Sections 3.14 of Schedule D.

SECTION 5.02  Notice of Certain Events.  The Warrantors shall immediately notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising from the date of this Agreement until the Closing which could result in any material breach of a representation or warranty or covenant of any Warrantor in this Agreement or which could have the effect of making any representation or warranty of any Warrantor untrue, incorrect, incomplete or misleading in any respect; (b) all material developments prior to the Closing affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of any Group Company; and (c) any other events or facts which reasonably affect the willingness of a prudent investor to purchase the Subscription Shares on the terms contained in the Transaction Documents or the amount of the consideration a prudent investor would be prepared to pay for the Subscription Shares.

SECTION 5.03  Confidentiality.  Save as required by any applicable Law, none of the Parties hereto or any of their Affiliates shall make any press or other announcement or release or disclose any information concerning this Agreement or the transactions herein referred to or disclose the identity of the other Parties hereto (except for disclosure by the Purchaser to its Affiliates) without the prior written consent of the other Parties hereto (such consent not to be unreasonably withheld or delayed).

SECTION 5.04  Access to Information.  The Warrantors shall procure that the Purchaser and any Person(s) authorized by it shall, upon request by such Purchaser to the Warrantors, be given full access to the employees, premises, books of account, records and documents of the Group Companies, and employees of the Group Companies shall be instructed to give promptly to such Purchaser and any Person(s) authorized by it all information in relation to the Group Companies that such Purchaser may reasonably request.

SECTION 5.05  Use of Proceeds.  The proceeds from the sale of the Subscription Shares shall be used for the capital expenditure and working capital of the Company in accordance with budget plan approved by the Board.

SECTION 5.06  Intellectual Property Rights.  The Warrantors shall not transfer or permit any third party to use, purchase or transfer any Intellectual Property registered under the names or otherwise owned by the Founders or any Group Company without prior consent of the Purchaser in accordance with the Shareholders’ Agreement.  Further, no right to any Intellectual Property used or owned by the Group Companies or otherwise in connection with the Business shall be registered under the names of any Founder.

SECTION 5.07  Non-Competition.

(a)                                 At any time after the Closing, without the prior written consent of the Purchaser, each of the Founders shall not, directly or indirectly, during the time when such Founder is an employee or director of any Group Company or a (direct or indirect) holder of any equity interest in the Company (the “Relevant Period”) and for twenty-four (24) months after the Relevant Period:

(i)                                engage anywhere in the world in any business that competes with any of the Group Companies;

(ii)                             be employed, engaged by or otherwise work for the benefit of any Company Competitor of any Group Company whether in his or her capacity as director, management personnel or employee of such Company Competitor;

(iii)                          invest in any Company Competitor, including whether as owner, shareholder, actual controller or creditor of such Company Competitor (other than any investment in the securities of any Company Competitor which are listed or traded on any generally recognized stock exchange, provided that such Founder and his Affiliates (i) do not in aggregate hold securities representing more than one percent (1%) of the total securities of such Company Competitor; and (ii) are not involved in the management of the business of such Company Competitor);

(iv)                         engage in any business with any Company Competitor, whether as agent, supplier or distributor of such Company Competitor;

(v)                            provide any form of consultation or advice to or for the benefit of any Company Competitor;

(vi)                         enter into any agreement with, make any commitment to or enter into any other arrangement with any Company Competitor where such agreement, commitment or arrangement which shall or may restrict or prevent the Company from conducting the Business; or

(vii)                      approach, solicit or hire (or attempt to approach, solicit or hire) for the benefit of any Company Competitor, any existing or potential customer, agent, supplier and/or independent contractor of any Group Company to the knowledge of such Founder or any Person employed by any Group Company or any of its Affiliates, regardless of the position of such Person and regardless of whether termination of the employment of such Person shall constitute any breach of contract.

(b)                                 During the Relevant Period, each Founder shall devote his full time and attention to the business of the Group Companies and will use his best efforts to develop the business and interests of the Group Companies, and shall not serve as any management position in any companies other than the Group Companies without prior written consent of the Purchaser.

(c)                                  Each Founder acknowledges that the covenants of the Founder set forth in this Section 5.07 are an essential element of this Agreement and that, but for the agreement of the Founders to comply with these covenants, the Purchaser would not have entered into this Agreement.  Each Founder acknowledges that this Section 5.07 constitutes an independent covenant and shall not be affected by performance or non-performance of any other provision of this Agreement by the Purchaser.

SECTION 5.08  Tax.

(a)                                 PFIC.  The Warrantors shall procure that each Group Company will use commercially reasonable efforts to avoid classification as a PFIC within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for any year.

(b)                                  CFC.  Immediately after the Closing, the Company will not be a CFC as defined in the Code (or any successor thereto).  The Company shall make due inquiry with its tax advisors on at least an annual basis regarding the Company’s status as a CFC and regarding whether any portion of the Company’s income is “subpart F income” (as defined in Section 952 of the Code).

(c)                                   Compliance.  Each Group Company shall:

(i)                                     meet all payment, withholding, and all other Tax compliance obligations (including with respect to transfer pricing and evidentiary requirements for transfer pricing), in all material respects, as required under the Laws of the jurisdictions where such Group Company operates;

(ii)                                  at all times deal at arm’s length with any other Group Company;

(iii)                               retain a Big Four Firm of independent certified public accountants to handle all of its Tax compliance matters in all jurisdictions where such member operates, including with respect to the obligations of each Group Company under paragraph (a) above with respect to the PFIC regime and paragraph (b) above with respect to the CFC regime;

(iv)                              conduct business so that it does not have a trade or business, agency, branch or a permanent establishment or become a tax resident in a country outside its country of incorporation;

(v)                                 refrain from entering into tax sharing agreements or otherwise guarantee another Person’s liability with respect to Taxes, and refrain from extending any applicable statute of limitations period in respect of Taxes, without the written consent of the Purchaser; and

(vi)                       provide to the Purchaser any other information that has not otherwise been described in this Section reasonably necessary for the preparation of income Tax Returns of any kind whatsoever.

SECTION 5.09  Branches or Subsidiaries.  The Warrantors, jointly and severally, undertake that as soon as reasonably practicable after the Closing or after a date as determined by the Board of the Company (with the affirmative vote of Alibaba Director and Yunfeng Director), the PRC Subsidiaries shall register with competent Governmental Authorities the establishment of branches or subsidiaries where the PRC Subsidiaries operate businesses.

SECTION 5.10  Compliance.  From the date of the Closing, each of the Group Companies shall, and the Founders shall cause each of the Group Companies to, comply with (i) all applicable Laws, including but not limited to applicable PRC rules and regulations relating to value-added telecommunication and information service business, the Intellectual Property, anti-monopoly, taxation, employment, social welfare and benefits; (ii) any provisions of its memorandum of association (if any), articles of association or any other applicable constitutional document; (iii) of any instrument, judgment, order, writ or decree; (iv) under any note, indenture or mortgage; or (v) under any lease, agreement, contract or purchase order to which it is a party.

SECTION 5.11  Trademarks.  The Warrantors shall use their best efforts to have all trademarks used by the Group Companies in the ordinary course of business properly registered.

SECTION 5.12  Financial System and Internal Control.  As soon as reasonably practical after the Closing, the Group Companies shall, and the Founders shall procure the Group Companies to, establish and maintain a standard system of accounting established and administered in accordance with IFRS or U.S. GAAP, implement a system of internal controls to ensure that each Group Company maintains accurate and reliable financial records.

SECTION 5.13  As from the Closing, each Group Company shall, and the Founders shall procure each Group Company to, prepare in a timely manner and well keep (i) its memorandum and articles of association, all other constitutional documents (or analogous constitutional documents) and all amendments thereto; and (ii) its minute books which contain all resolutions, written consent and minutes of all meetings of its directors and shareholders since the date of its incorporation and accurately reflects all actions by its directors (and any committee of directors) and shareholders.

SECTION 5.14  Other Actions.

(a)                                  At any time after the date hereof, the Warrantors shall, at the request of the Purchaser and insofar as the requested matter lies within their respective control and power, execute or procure that there shall be executed all such documents and do all such acts and things as the Purchaser may require for the purpose of implementing or giving effect to the provisions of this Agreement or the Transaction Documents.

(b)                                  The Warrantors shall use their best efforts to ensure that the conditions set forth in Section 6.01 and Section 6.02 are satisfied as soon as practicable.

SECTION 5.15  MFN Clause.  The Company undertakes to the Purchaser that in the event any Group Company grants, issues, or provides any investor or any other holders of the Equity Securities of the Group Companies (the “Relevant Person”) any right, interest, benefit, privilege or protection, including but not limited to liquidation preference and redemption rights, more favorable in sequence than those granted, and accruing at such time, to the Purchaser, the Purchaser shall have the right to require that the Company concurrently grants, issues, or provides the rights, interests, benefits, privileges and/or protections in the same sequence to the Purchaser pari passu with such Relevant Person.  However, the Purchaser shall not be entitled to the MFN rights under this Section 5.15 if: (i) any future single investor whose investment amount is higher than the Purchaser’s investment; or (ii) no more than two future leading investors whose aggregate investment amount is higher than 1.5 times of the Purchaser’s investment. For the avoidance of doubt, any investor making investment via various entities, which are Controlled by the same Person, shall be deemed as a single investor. Where the Company breaches its undertakings under this Section 5.15 and, therefore, fails to fulfil its obligations under this Section 5.15, the Company shall compensate the Purchaser at an amount equal to the balance between the economic benefit the Purchaser could have obtained, if the Purchaser had been granted the rights, interests, benefits, privileges and/or protections in the same sequence pari passu with such Relevant Person and the economic benefit the Purchaser obtains as the holder of Series F-1 Preferred Shares.

SECTION 5.16  Continuous Compliance with Circular 37.  Within 120 days after the Closing, the Warrantors shall procure domestic residents (as defined in Circular 37) who is an equity holder of the Company (except for any holding from the Purchaser’s side) file modification registrations and/or other foreign exchange registrations required under applicable Laws (including without limitation Circular 37) in connection with the transaction contemplated herein with the competent Governmental Authorities and complete such registrations as soon as practicable within the time period as mandatorily required by the competent Governmental Authorities or applicable Laws (if any), and shall deliver to the Purchaser satisfactory evidence for completion of such modification registrations.

SECTION 5.17  Performance Undertakings. The Company undertakes to the Purchaser that its audited consolidated annual losses (“Actual Loss”) shall be no more than RMB150 million in 2019 and no more than RMB50 million in 2020.  The Actual Loss shall exclude: (i) the losses generated by non-operating activities, IPO and financing-related expenses as well as financial expenses such as interest expenses and exchange rate changes, (ii) the losses generated by accounting treatments of ESOP, the Preferred Shares, etc., and (iii) the losses of any entities invested by the Company, the financial report of which are not consolidated into the financial report of the Group Companies, or such entities in which the Company holds minority interests.

(a)                                  If the Actual Loss of the Company exceeds RMB150 million in 2019, the Founders shall, on a pro rata basis, transfer certain Shares to the Purchaser for the lowest price permitted by applicable Laws in accordance with the following formula:

Compensated Shares for 2019 =	(Actual Loss in 2019-RMB150,000,000)*Total Shares
(USD743,202,634.97*Exchange Rate)

(b)                                  If the Actual Loss of the Company exceeds RMB50 million in 2020, the Founders shall, on a pro rata basis, transfer certain Shares to the Purchaser for the lowest price permitted by applicable Laws in accordance with the following formula:

Compensated Shares for 2020 =	(Actual Loss in 2020-RMB50,000,000)*Total Shares
(USD743,202,634.97*Exchange Rate)

(c)                                   For the avoidance of doubt:

(i)                                     The “Total Shares” described in the formulas set forth in Section 5.17(a) and 5.17(b) shall refer to the total shares of the Company which are issued and outstanding on the date when the Compensated Shares are transferred by the Founders.

(ii)                                  The “Exchange Rate” described in the formulas set forth in Section 5.17(a) and 5.17(b) shall refer to the intermediate exchange rate of US dollar against RMB announced by the People’s Bank of China on the date when the Purchaser requires the Founders to transfer the Compensated Shares by written notice.

ARTICLE VI

CONDITIONS TO OBLIGATIONS AT CLOSING

SECTION 6.01  Conditions to the Purchaser’s Obligations to the Company at the Closing.  The obligations of the Purchaser to consummate the respective transactions under Sections 2.01 to 2.04 (as applicable) shall be subject to the fulfillment of each of the following conditions (subject to any waiver in written form by such Purchaser in its absolute discretion):

(a)                                  Representations and Warranties.  The representations and warranties of each Warrantor contained in Article III shall be true, correct, complete and not misleading in all respects as of the Closing with the same force and effect as if made as of the Closing, except for those representations and warranties (i) that already contain any materiality qualification, which such representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates; and (ii) that address matters only as of a particular date, which representations will have been true correct, complete and not misleading in all respects as of such particular date.

(b)                                  Performance.  Each Warrantor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement and other Transaction Documents to which it is a party that are required to be performed or complied with by it on or before the Closing.

(c)                                   Approvals.  Each of the Group Companies and the Founders shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents, including without limitation any internal approvals or authorizations from each of the Group Companies and the Founders, any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Subscription Shares to the Purchaser, and all such authorizations, approvals, waivers and permits shall be effective as of the Closing.  The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting any of its shares or securities, as applicable.  No provision of any applicable Laws or any Governmental Order shall prohibit the consummation of any transactions contemplated by the Transaction

Documents.

(d)                                  Proceedings and Documents.  All necessary corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its legal counsel) shall have received all such counterpart original and/or certified or other copies of such documents as reasonably requested.

(e)                                   Board of Directors of the Company.  As of the Closing, shareholder resolutions and Board resolutions of the Company shall have been adopted to reflect that one (1) director nominated and elected by the Purchaser as the director of the Company.

(f)                                    Transaction Documents.  Each of the Transaction Documents shall have been executed and delivered by all parties thereto (except the Purchaser in the case where the Purchaser is a party to such Transaction Document).

(g)                                   No Material Adverse Effect.  Since the date hereof, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company’s or any other Group Company’s business, assets, Liabilities, results of operations, financial condition or prospects, including but not limited to any initiation of administrative or criminal investigation against any Founders which caused Material Adverse Effect to any of the Group Companies.

(h)                                  Compliance Certificate.  The Company shall have delivered to the Purchaser a certificate executed and delivered by the Group Companies and the Founders in the form attached hereto as Exhibit C.

(i)                                      Legal Opinions.  The Company shall have delivered to the Purchaser customary legal opinions issued, respectively, by the PRC legal counsel and the British Virgin Islands legal counsel of the Company (collectively, the “Legal Opinions”).

(j)                                     Filing of Restated Articles X.  The Restated Articles X shall have been duly adopted by all necessary actions of the Board of Directors and the members of the Company and shall have been duly filed with the Registry of Corporate Affairs in the British Virgin Islands.

(k)                                  Due Diligence.  The Purchaser shall have conducted due diligence investigation against the Group Companies and shall be satisfied with the results of such investigation.

(l)                                      The Purchaser’s Approval.  The Transaction Documents and the transactions hereunder shall have been duly approved by the investment committee of the Purchaser.

(m)                              Completion of ODI Approval.  All ODI Approval in connection with the consummation of the transactions contemplated by this Agreement in connection with the Purchaser’s investment hereunder shall have been duly completed and obtained by the Purchaser, the evidence of which shall be provided to the Company for its review and record.

(n)                                  Registration under Circular 37.  Each direct or indirect holder of any security interest of a Group Company, who is a “domestic resident” as defined in Circular 37 and is subject to any of the registration (including filings of alteration to existing registrations) or reporting requirements of Circular 37, has completed all reporting and/or registration requirements (including filings of alteration to existing registrations) under the applicable laws, and has made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches in connection with each change of the shareholding percentage of the domestic residents before Jumbo Sheen Amber LP subscribed for and purchased certain Series F Preferred Shares from the Company, and shall deliver to the Purchaser satisfactory evidence for completion of such registrations.

SECTION 6.02  Conditions to the Warrantors’ Obligations at the Closing.  The obligations of each of the Warrantors to consummate the respective transactions under Sections 2.01 and 2.02 shall be subject to the fulfillment of each of the following conditions (subject to any waiver in written form by it in its absolute discretion):

(a)                                  Representations and Warranties.  The representations and warranties of the Purchaser contained in Article IV shall be true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing.

(b)                                  Performance of Obligations.  The Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c)                                   Transaction Documents.  The Purchaser shall have delivered to the Company each of the Transaction Documents to which it is a party prior to or on the Closing.

(d)                                  Completion of ODI Approval.  All ODI Approval in connection with the consummation of the transactions contemplated by this Agreement shall have been duly completed and obtained by the Purchaser as of the Closing, and the evidence of the aforesaid ODI Approval shall be delivered to the Company.

ARTICLE VII

TERMINATION

SECTION 7.01  Effective Date; Termination.  This Agreement shall become effective upon execution by all of the Parties hereto and shall continue in force until being terminated in accordance with Section 7.02.

SECTION 7.02  Events of Termination.  This Agreement may be terminated as follows:

(a)                                 at the election of the Purchaser or the Company on or after one hundred and twenty (120) days from the date hereof (the “Long Stop Date”), if the Closing shall not have occurred on or before such date unless such date is extended by the mutual written consent of the Purchaser and the Founders, provided that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any Party if the failure of the Closing to be consummated by the Long Stop Date results in breach of that Party.

(b)                                 at any time on or prior to the Closing, by written consent of all Parties to this Agreement.

SECTION 7.03  Survival.  The date of termination of this Agreement pursuant to Section 7.02 hereof shall be referred to as a “Termination Date”.  In the event of termination by the Company and/or the Purchaser pursuant to Section 7.02 hereof, written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate, and the transaction contemplated hereunder shall be abandoned and rescinded, without further action by the Parties hereto.  Each of the applicable Parties shall be relieved of their applicable duties and obligations arising under this Agreement after the Termination Date and such termination shall be without liability to the Party which terminates this Agreement under Section 7.02; provided that such termination shall, unless otherwise agreed by the Parties, be without prejudice to the accrued rights of any Party prior to such termination.  This Article VII, Article VIII, Section 5.03, Section 9.11 and Section 9.14 shall survive any termination of this Agreement.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01  Indemnification by the Warrantors.  In the event of: (i) any breach or violation of, or inaccuracy or misrepresentation in any representation or warranty made by any Warrantor contained in this Agreement; (ii) the breach or violation of any covenant or agreement by any Warrantor contained in this Agreement; (iii) any Claim of any Governmental Authority or third party or any Liability of any Group Company, whether arising before or after the Closing, but with respect to a matter which occurred before the Closing, unless such matter has been disclosed in the Disclosure Schedule; or (iv) any Claims brought against the Purchaser or its officers or directors by any third party as a result of any act or omission by any Warrantor or its directors in breach of its obligations under the Transaction Documents (each of (i), (ii), (iii) or (iv), a “Breach”), the Warrantors shall, jointly and severally, or cause the other Warrantors to, cure such Breach (to the extent that such Breach is curable) to the satisfaction of the Purchaser within sixty (60) days following the Breach.  After sixty (60) days following the Breach, the Warrantors shall, jointly and severally, indemnify the Purchaser and its Affiliates, limited partners, members, stockholders, employees, agents and representatives (each, an “Indemnitee”) for any and all losses, Liabilities, damages, liens, Claims, obligations, penalties, settlements, deficiencies, costs and expenses, including without limitation reasonable advisor’s fees and other reasonable expenses of investigation, defense and resolution of any Breach paid, suffered, sustained or incurred by the Indemnitees (each, an “Indemnifiable Loss”), resulting from, or arising out of, or due to, directly or indirectly, any Breach, ALWAYS provided that the Warrantors shall not be obliged to indemnify any Indemnitee unless the aggregate amount of Indemnifiable Loss exceeds US$50,000; further provided that, such Purchaser shall first seek indemnification from the Group Companies, and if the Group Companies are found liable to such Purchaser and do not have sufficient resources (after liquidation, dissolution or similar act) to indemnify such Purchaser, such Purchaser may then seek indemnification from the Founders.

SECTION 8.02  Survival of Representations and Warranties.  The representations and warranties of the Warrantors contained in this Agreement shall survive the Closing.  The rights and remedies of an Indemnitee in respect of any breach of the representations and warranties by any Warrantor shall not be affected by the Closing, by any investigation made by or on behalf of any Indemnitee, by any Indemnitee failing to exercise or delaying the exercise of any of its rights or remedies, by any disclosure by any Warrantor or by any other event or matter whatsoever except a specific and duly authorized written waiver or release.

SECTION 8.03  Breach Notice.  If the Purchaser believes that it has a Claim that may give rise to an obligation of any Warrantor pursuant to this Article VIII, it shall give notice thereof to such Warrantor stating specifically the basis on which such Claim is being made, the material facts related thereto, and the amount of the claim asserted; provided that in any event any such notice with respect to a Breach pursuant to Section 8.01 shall be given on a timely basis.  In the event of a third party Claim against an Indemnitee for which such Indemnitee is entitled to seek indemnification from the Founders pursuant to this Article VIII, the relevant Purchaser shall, as soon as practically possible, notify the Founders of such third party Claim.  Any dispute related to this Article VIII shall be resolved pursuant to Section 9.14.

SECTION 8.04  Covenants of Warrantors.  Each of the Warrantors hereby agrees and covenants that it and he will do all such things and undertake all such actions, including without limitation, any applications to and registrations with the governmental authorities and any other protective measures reasonably requested by the Purchaser, to ensure that the agreement of the parties with respect to joint and several liability of the Warrantors under this Agreement, the Shareholders’ Agreement and other ancillary Transaction Documents is given full force and effect.

SECTION 8.05  Limitation on Warrantors’ Liability.  In any event, the maximum liability of any Founder for any Indemnifiable Loss under this Agreement to the Purchaser shall be limited to the shares directly or indirectly held by such Founder in the Company.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01  Assignment.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.  Save as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or Liabilities under or by reason of this Agreement.

SECTION 9.02  Entire Agreement.  This Agreement, the Transaction Documents and the other documents delivered pursuant hereto and thereto, including any exhibits and schedules hereto and thereto, constitute the full and entire agreement and understanding between the Parties hereto with regard to the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.  No Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

SECTION 9.03  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 9.04  Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

SECTION 9.05  Waiver.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other Party; (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document delivered by any other Party pursuant hereto; or (c) waive compliance with any of the agreements of any other Party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.06  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Parties hereto; or (b) by a waiver in accordance with Section 9.05.

SECTION 9.07  No Third Party Beneficiaries.  Each of the Indemnitees shall be a third party beneficiary of this Agreement with the full ability to enforce Article VIII of this Agreement as if it were a Party hereto.  Except the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of any Warrantor, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 9.08  Fees and Expenses.  If the Closing successfully occurs, the Company shall bear all legal, accounting and out of pocket costs and expenses in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby (the “Costs”) incurred by the Purchaser.  Nonetheless the Costs to be reimbursed by the Company to the Purchaser shall not exceed US$200,000.

If the Closing does not occur, the Purchaser shall partially bear the Costs incurred by the Company in both of the Series F Financing and the Series F-1 Financing based on the proportion of Subscription Price it proposes to pay. To avoid any doubt, the Costs incurred by the Company assumed by the Purchaser shall be calculated based on the following formula:

The Costs incurred by the Company in both of the Series F Financing and the Series F-1 Financing *(Subscription Price of the Purchaser/(the total investment amount of the Series F Financing and Series F-1 Financing received by the Company + Subscription Price of the Purchaser)).

Provided however, if such failure of completion of the Purchaser’s investment is caused by any promulgation of laws or regulations that prohibit the Purchaser from making investment in the Company or any force majeure, the Purchaser is not obligated to assume the Costs incurred by the Company.

SECTION 9.09  No Finder’s Fees.  The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the transaction contemplated herein (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of their officers, employees or representatives is responsible.

SECTION 9.10  Attorney’s Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

SECTION 9.11  Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a)  upon personal delivery to the Party hereto to be notified; (b)  when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (c)  five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule I, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 9.11.

SECTION 9.12  Counterparts; Facsimile.  This Agreement may be executed and delivered by facsimile or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided however, an original hard copy of the this Agreement and other Transaction Documents shall be delivered to the Purchaser after its execution.

SECTION 9.13  Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

SECTION 9.14  Governing Law; Arbitration.

(a)                                        This Agreement shall be governed by and construed for all purposes under and in accordance with the Laws of Hong Kong without giving effect thereof to the principles of conflict of laws.

(b)                                         Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim.  Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation.  If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(c)                                          The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”).  There shall be three arbitrators.  The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration.  Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list.  The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in Hong Kong.  If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(d)                                         The arbitration proceedings shall be conducted in Chinese.  The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration.  However, if such rules are in conflict with the provisions of this Section 9.14, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.14 shall prevail;

(e)                                          The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of Hong Kong and shall not apply any other substantive law.

(f)                                           Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(g)                                          The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(h)                                         Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

SECTION 9.15  No Commitment for Additional Financing.  The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Subscription Shares as set forth herein and subject to the conditions set forth herein.  In addition, the Company acknowledges and agrees that (i) no oral statements made by the Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment; (ii) the Company shall not rely on any such statement by the Purchaser or its representatives; and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement.  The Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

SECTION 9.16  No Waiver.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

SECTION 9.17  No Presumption.  The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.  If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

SECTION 9.18  Remedies.  The Parties hereto, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of their rights under this Agreement.  Each of the Parties hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.  In addition, the rights of the Parties hereto set forth in this Agreement shall be in addition to, and not in lieu of, any other rights that they may have in any capacity.

SECTION 9.19  Performance Guarantee.  The Founders hereby, jointly and severally, unconditionally and irrevocably guarantee to the Purchaser that the Founders will use their best efforts to ensure the due and punctual performance and observance by the Group Companies of all of their respective obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement and the Transaction Documents (the “Guaranteed Obligations”).  If and whenever any Group Company defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, each of the Founders shall forthwith upon demand by the Purchaser do all things necessary to cause the Company unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and the Transaction Documents.

SECTION 9.20  Force Majeure.

(a)                                        If any Party is affected by Force Majeure, it shall promptly provide a written notice to the other Parties setting forth, in reasonable detail, the nature and extent of the circumstances in question and the reasons for its inability to perform, or for its delay in the performance of, any of its obligations hereunder.

(b)                                          No Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other Parties, for any delay in performance or other non-performance of any of its obligations under this Agreement to the extent that the delay or non-performance is due to any Force Majeure of which it is has notified the other Parties, and the obligation in question of the affected party shall be deemed to be suspended and the time for performance of such obligation shall be extended accordingly.  For the avoidance of doubt, (i) the obligation in question shall be deemed to be suspended only to the extent that, and for so long as, performance of such obligation is delayed or prevented by Force Majeure; (ii) all other terms and provisions of this Agreement shall remain in full force and effect; and (iii) nothing in this Section 9.20 shall be construed as a release of the affected Party from performance of the suspended obligation after the cessation of Force Majeure.

(c)                                           The Party invoking Force Majeure shall (i) use all reasonable efforts to remedy the situation and minimize or remove the effects of Force Majeure so far as possible and, subject thereto, comply with its obligations hereunder; (ii) within the shortest time practicable, attempt to resume performance of the obligations suspended by Force Majeure; and (iii) give prompt notice to the other Parties of the cessation of the cause thereof.

SECTION 9.21  Language.  This Agreement is signed in English language only.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

QINIU LIMITED

By:	/s/ Shiwei Xu
Name: Shiwei Xu
Title: Director

QINIU (CHINA) LIMITED
(七牛（中国）有限公司)

By:	/s/ Shiwei Xu
Name: Shiwei Xu
Title: Director

Signature Page to Series F-1 Share Purchase Agreement

Qiniu Limited

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BEIJING KONGSHAN INFORMATION TECHNOLOGIES CO., LTD.
(北京空山信息技术有限公司)

By:	/s/ Shiwei Xu
Name: Shiwei Xu
Title: Legal Representative

Affix Seal: /s/ Seal

SHANGHAI QINIU INFORMATION TECHNOLOGIES CO., LTD.
(上海七牛信息技术有限公司)

By:	/s/ Shiwei Xu
Name: Shiwei Xu
Title: Legal Representative

Affix Seal: /s/ Seal

SHANGHAI QINIU WEB TECHNOLOGIES CO., LTD.
(上海七牛网络科技有限公司)

By:	/s/ Shiwei Xu
Name: Shiwei Xu
Title: Legal Representative

Affix Seal: /s/ Seal

KONGSHAN NETWORK TECHNOLOGIES (SHANGHAI) CO., LTD.
(空山网络科技（上海）有限公司)

By:	/s/ Shiwei Xu
Name: Shiwei Xu
Title: Legal Representative

Affix Seal: /s/ Seal

Signature Page to Series F-1 Share Purchase Agreement

Qiniu Limited

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

By:	/s/ Shiwei Xu
Name: Shiwei Xu

By:	/s/ Guihua Lv
Name: Guihua Lv

Signature Page to Series F-1 Share Purchase Agreement

Qiniu Limited

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

EVERESTLU HOLDING LIMITED
(永祿控股有限公司)

Signature Page to Series F-1 Share Purchase Agreement

Qiniu Limited

SCHEDULE A

THE PURCHASER

EverestLu Holding Limited (永祿控股有限公司), a company duly incorporated and validly existing under the Laws of Hong Kong.

SCHEDULE B

LIST OF FOUNDERS, HK CO. AND PRC SUBSIDIARIES

SCHEDULE C

SUBSCRIPTION SHARES

Purchaser	Class of Subscription shares	Number of Subscription Shares	Subscription Price (USD)
EverestLu Holding Limited (永祿控股有限公司)	Series F-1 Preferred Shares	14,949,256	50,000,000
Total		14,949,256	50,000,000

SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF WARRANTORS

SCHEDULE E

REPRESENTATIONS AND WARRANTIES OF PURCHASER

SCHEDULE F

DISCLOSURE SCHEDULE

SCHEDULE G-1

Capitalization of the Company as of the date hereof and immediately prior to the Closing

SCHEDULE G-2

Capitalization of the Company after the Closing

SCHEDULE H

LIST OF KEY EMPLOYEES

SCHEDULE I

NOTICE

EXHIBIT A

FORM OF RESTATED ARTICLES X

EXHIBIT B

FORM OF SHAREHOLDERS’ AGREEMENT

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE